Exhibit 99.1

Investor Contact: Catalent, Inc. Thomas Castellano 732-537-6325 investors@catalent.com

Catalent Announces Changes to its Board of Directors
Somerset, N.J. - February 20, 2018 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced the addition of three new members to its Board of Directors and the retirement of Board member James Quella after nine years of valued service.

Joining the Board are Rosemary A. Crane, John J. Greisch, and Dr. Christa Kreuzburg. Commenting on the new directors, Chair of the Board and Chief Executive Officer John Chiminski stated, “We are very excited to add three accomplished individuals to our Board. Their enormous collective experience in healthcare and pharmaceutical operations, finance, and product development will be of substantial benefit to the entire Board and to Catalent as we continue to mature as a fully independent public company.”

Commenting on the retirement of Mr. Quella, Mr. Chiminski said, “James has been an important part of Catalent’s transformation from a private equity portfolio company to a vibrant and growing leader in pharmaceutical services. I want to note especially the Board’s appreciation for his long service on important Board committees, critically important work that too often goes unsung. We thank James for all he has given Catalent during his distinguished tenure.”

Ms. Crane, 58, is currently a member of the board of directors of each of Edge Therapeutics, Inc., Teva Pharmaceutical Industries Limited, and Zealand Pharma A/S, and has previously served as a director of Unilife Corporation, Cipher Pharmaceuticals, MELA Sciences, Inc., Epocrates Inc., and Targanta Therapeutics. Ms. Crane retired in 2014 from MELA Sciences, Inc., where she served as President and Chief Executive Officer beginning in 2013. From 2011 to 2013, she was a Partner and Head of Commercialization at Appletree Partners and, from 2008 to 2011, served as Chief Executive Officer and President of Epocrates Inc. From 2002 to 2008, Ms. Crane served in several senior executive positions at the Johnson & Johnson Group of Companies, ending as Company Group Chairman, OTC and Nutritional Group. From 1982 to 2002, she was at Bristol-Myers Squibb Company, ending her tenure there as President, U.S. Primary Care. Ms. Crane received her M.B.A. from Kent State University and her B.A. in Communications and English from the State University of New York at Oswego.

Mr. Greisch, 62, has announced his intention to retire later this year from his current position as President and Chief Executive Officer of Hill-Rom Holdings, Inc., a position that he has held since 2010. Prior to his current position, Mr. Greisch was President International Operations for Baxter International, Inc., a position he held beginning in 2006. During his seven-year tenure with Baxter, he also served as Baxter’s Chief Financial Officer and as President of Baxter’s BioScience division. Before his time with Baxter, Mr. Greisch was President and Chief Executive Officer for FleetPride Corporation in Deerfield, Illinois, an independent after-market distribution company serving the transportation industry. Prior to his tenure at FleetPride, he held various positions at The Interlake Corporation, including serving as President of its Materials Handling Group. Mr. Greisch currently serves on the board of directors of Hill-Rom Holdings, Inc., Idorsia Pharmaceuticals Ltd. and AdvaMed, and previously served on the board of directors of Actelion Ltd. Additionally, he is on the board of directors for Ann & Robert H. Lurie Children’s Hospital of Chicago. Through January 2010, Mr. Greisch served as a director of TomoTherapy, Inc. He received a Masters in Management from the Kellogg School of Management at Northwestern University and a B.S. degree from Miami University.

Dr. Kreuzburg, 58, has been consulting in the healthcare sector since retiring from Bayer AG in 2009 after 19 years of service in a variety of roles, including serving as Head of the Bayer Schering Pharma Europe/Canada unit of Bayer Healthcare from 2007 to 2008 and as Head of the Pharma Primary Care/International Operations unit of Bayer Healthcare from 2006 to 2007. She also held roles in the Strategic Planning and Central Research groups. Dr. Kreuzburg is currently a member of the board of directors of Tecan Trading AG of Switzerland as well as chairwoman of its compensation committee and has previously served as a director of Freedom Innovations LLC. She received her Ph.D. and Bachelor’s degrees in Physical Chemistry from Duisburg University in Germany.

About Catalent, Inc.
Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs over 11,000 people, including over 1,400 scientists, at more than 30 facilities across 5 continents and in fiscal 2017 generated over $2 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

More products. Better treatments. Reliably supplied.™

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